[CELLSTAR LOGO]

FOR IMMEDIATE RELEASE

2005-20

CELLSTAR ANNOUNCES RESIGNATION OF JOHN T. KAMM FROM BOARD OF DIRECTORS

CARROLLTON, TEXAS, May 31, 2005 -- CellStar (Nasdaq: CLSTE), a value-added wireless logistics services leader, today announced that due to personal reasons, Mr. John T. Kamm has resigned from the Company's Board of Directors. Mr. Kamm was named as a Class III Director in December of 2003.

"John's extensive knowledge of the market and the culture in China has been a great asset to the Company, particularly over the last several months during our review of the operations in China, and he will be missed," said Robert A. Kaiser, Chairman and CEO. "John does very important work promoting human rights through the Dui Hua Foundation. He believes that is where his focus should be for the time being, and accordingly has made the difficult decision of resigning from the CellStar Board. We wish John the very best and thank him for his dedication and leadership."

Mr. Kamm has worked in China for more than 30 years. Mr. Kamm serves as the Executive Director of the Dui Hua Foundation, a publicly supported organization dedicated to improving human rights in the United States and China, and Director of the Project in Human Rights Diplomacy of the Institute of International Studies of Stanford University. He is currently the President of Asia Pacific Resources, Inc., a San Francisco-based company he founded in 1993, which specialized in trade and investment, government affairs and U.S.-China relations. Mr. Kamm is also Chairman of Market Access Ltd., a Hong Kong-based consulting firm which he founded, an honorary professor of two Chinese universities, a Director of the National Committee on US-China Relations, and a member of the Advisory Council of Princeton-in-Asia. Mr. Kamm has been active in China trade for many years, including serving as Vice President, Far East of Occidental Chemical Corporation from 1981 to 1991. Mr. Kamm also served as President of the American Chamber of Commerce in Hong Kong in 1990.

About CellStar Corporation

CellStar Corporation is a leading global provider of value-added logistics services to the wireless communications industry, with operations primarily in the North American, Latin American and Asia-Pacific regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for wireless carriers. Additional information about CellStar may be found on its Web site at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company's ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company's Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact: Sherrian Gunn

972-466-5031

ir@cellstar.com

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